UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of earliest event reported): July 2, 2013

LIME ENERGY CO.

(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337
(State or other jurisdiction of incorporation or organization	(Commission File #)	(IRS Employer Identification No.)

16810 Kenton Drive, Suite 240, Huntersville North Carolina 28078

(Address of principal executive offices)

(704) 892-4442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 2, 2013, Lime Energy Co. (the “Company”) received a notice of a covenant default (the “Notice”) from counsel for PNC Bank, National Association, as successor to RBC Bank (USA) (the “Bank”) with respect to the loan evidenced by the Commercial Promissory Note dated October 31, 2011 (the “Note” and, together with all other documents executed in conjunction with the Note, collectively, the “Loan Documents”) made by GES -Port Charlotte, LLC, an indirectly wholly-owned subsidiary of the Company (“GES”).

Pursuant to the Loan Documents, GES borrowed $3.6 million from the Bank, of which principal in the amount of approximately $3.3 million remains outstanding.  The Note matures on and all outstanding balances are due and payable on October 31, 2016.   The Note is secured by all of the assets of GES.  The Company and Lime Energy Asset Development, LLC, a wholly-owned subsidiary of the Company (together with the Company, the “Guarantors”) are guarantors under the Loan Documents.  The Note initially carried an annual interest rate equal to the 30-day LIBOR plus 5%. This description of the Loan Documents is not complete and is qualified in its entirety by reference to the Loan Documents which were filed as exhibits to the Company’s Current Report on Form 8-K dated November 3, 2011 and filed on November 7, 2011.

The Loan Documents require GES to maintain a minimum Debt Service Coverage Ratio to 1.35 to 1.0.  The Debt Service Ratio is defined as the ratio of (a) EBITDA, less cash taxes and unfunded capital expenditures to (b) Debt Service, defined as the sum of (a) the total of principal and interest payments on funded debt (excluding excess cash flow mandatory prepayments), plus (b) any cash dividends or distributions (excluding certain permitted distributions).

GES has failed to meet the required minimum Debt Service Coverage Ration for all fiscal quarters since the one ending June 30, 2012 and has failed to provide the Bank with required audited financial statements due April 30, 2013.  Pursuant to the Notice, the Bank has exercised its right to increase the annual interest rate on the Note to the 30-day LIBOR plus 9%.  Those failures also give the Bank the right to accelerate all amounts due under the Loan Documents, but, as part of the notice, the Bank informed the Company that it has chosen not to exercise all its rights and remedies under the Loan Documents at this time as a consequence of this Event of Default, but that it may choose to do so at any time in the future without further written notice.  In addition, pursuant to the Notice, the Bank has demanded internal financial records of the Guarantors not later than July 15, 2013 and all financial information, including audited financial statements, not later than July 30, 2013.  Since receiving the notice, the Company has provided the Bank with certain internal financial records which the Company believes satisfies the Bank’s demands for its internal financial records.

The Company remains current in its payments of principal and interest on the Note and is currently in discussions with the Bank to forbear its rights under the Loan Documents while the Company awaits completion of repairs to the gas collection system at the GES facility, the deterioration of which has led to the conditions that caused the default.

Cautionary Note Regarding Forward-Looking Statements

This current report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this current report is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this current report. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including how promptly we are able to complete our 2012 Annual Report on Form10-K and other delinquent periodic reports and the results of our discussions with the Bank. Any forward-looking information presented herein is made only as of the date of this current report, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIME ENERGY CO.:

Dated: July 5, 2013	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Executive Vice President
Chief Financial Officer & Treasurer